Exhibit (a)(c)(1)

CERTIFICATE OF CORRECTION

OF THE

ARTICLES OF AMENDMENT

OF

METROPOLITAN SERIES FUND, INC.

FILED MAY 23, 1983

METROPOLITAN SERIES FUND, INC., a Maryland corporation, having its principal place office at One Charles Center, Suite 1200, Baltimore, MD 21201, in care of United Corporate Services, Inc., (hereinafter referred to as the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: This Certificate of Correction corrects the Articles of Amendment of the Corporation (hereinafter referred to as the “Articles”).

SECOND: The name of the sole party to the Articles is Thomas L. Stapleton, for and on behalf of the Corporation

THIRD: The Amendment was filed for record with the State Department of Assessments and Taxation of Maryland on May 23, 1983.

FOURTH: As previously filed, Article THIRD, Paragraph (a) of the Articles stated: “To change Paragraph 3 of Article II of the Articles of Incorporation to read as follows:”

FIFTH: Article THIRD, Paragraph (a), of the Articles is hereby corrected to state: “To change Paragraph 3 of Article V (d) of the Articles of Incorporation to read as follows:”

SIXTH: This Certificate of Correction does not:

(1) Alter the wording of any resolution which was adopted by the Board of Directors or the stockholders or any party to the Articles; or

Certificate of Correction;	Page 2.

(2) Make any other change or amendment which would not have complied in all respects with the requirements of the Corporations and Associations Article of the Annotated Code of Maryland at the time the Articles were filed; or

(3) Change the effective date of the Articles; or

(4) Affect any right or liability accrued prior to the filing hereof, except that any right or liability accrued or incurred by reason of the error or defect being corrected shall be extinguished by the filing of this Certificate of Correction if the person having the right has to detrimentally relied on the Articles before said correction.

IN WITNESS WHEREOF, I hereunto sign my name and affirm that the statements made herein are true under the penalties of perjury, this 1st day of December, 1983.

Metropolitan Series Fund, Inc.

By:	/s/ Jeffrey J. Hodgman
Jeffrey J. Hodgman
President

ATTEST:

By:	/s/ Richard M. Blackwell
Richard M. Blackwell
Secretary